Exhibit 99.1
February 12, 2007
FOR IMMEDIATE RELEASE
India Globalization Capital, Inc
www.indiaglobalcap.com
CONTACT: Ram Mukunda (301-983-0998)
Email: ram@indiaglobalcap.com
Fax; 240-465-0273
AMEX: IGC
INDIA GLOBALIZATION CAPITAL, INC. (IGC) ANNOUNCES AGREEMENTS IN ROAD BUILDING AND RENEWABLE ENERGY SECTORS
India Globalization Capital, Inc. (IGC) has entered into a definitive agreement with a leading Indian road building and maintenance contractor, MBL, Inc., to purchase 57% of its issued and outstanding common stock. IGC has also reached a non-binding agreement in principle to acquire 24 MW of wind energy assets from Chiranjjeevi Wind Energy Limited (CWEL). Both agreements are subject to final due diligence, and the agreement with MBL is subject to the completion of a USGAAP audit. IGC further anticipates a simultaneous closing of the transactions to satisfy the conditions for the release of its funds currently held in trust.
“These are two distinct platform companies, both of which are in high growth sectors—heavy construction and alternative energy. These sectors will benefit significantly as India’s infrastructure is built rapidly in the coming decades,” said Ram Mukunda, CEO, IGC. “We believe that making these two separate investments gives IGC shareholders the opportunity to participate in the very early stages of growth in both sectors.”
Road Building:
Management believes that MBL, Inc., an Indian road building and maintenance contractor, is well positioned to capitalize on the opportunities in the sector. IGC will own a total of 57% of MBL, which currently has 11,063,727 fully diluted shares outstanding. IGC will purchase 2,212,745 for a price of approximately $6.28M (Rs 276,593,125) directly from the promoters of MBL. IGC will then concurrently buy approximately 9,519,000 newly issued shares from MBL for approximately $25.5 M (Rs. 1,123,353,982). This new investment in MBL will allow the company to accelerate its growth and, more specifically, increase its participation in programs that allow companies to Build, Own, Operate and Transfer (BOOT) major road systems in India where revenues are generated through the collection of tolls.
In the fiscal year ending March 31, 2006, MBL’s un-audited USGAAP revenue was $35.9M and Profit After Tax (PAT) was $1.65M. For the fiscal year ending March 31, 2007 the projected revenue is expected to be $45-50M and PAT is expected to be $2.5-

$3M. For the fiscal year that will end March 31, 2008 revenue is projected to be $90-$100M and the PAT to be $7-$9M. For the fiscal year that will end March 31, 2009 revenue is projected to be $135-$150M and the PAT to be $11-$14M. As of January 2007, MBL had a contract backlog of approximately $77.5M.
In addition to the transaction outlined above, MBL management will have incentives to reach PAT incentives as shown in Table 1 below.
Table 1

PAT Target	Management	PAT Target	Management
FYE 03/08	Incentive	FYE 03/09	Incentive
~$6.8 M	~$170k	~$11.4M	~$284k
~$8.1 M	~$409k	~$12.5M	~$625k
~$9.1 M	~$909k	~$13.6 M	~$1,363k
On February 6, 2007 IGC purchased approximately $3,000,000 (USD) in Convertible Debentures from MBL. The funds are intended to provide immediate working capital for MBL that will help the company accelerate its growth in the near term and reach its financial goals for the coming fiscal year. In order to fund the Debentures purchase, IGC sold a promissory note in the principal amount of USD $3,000,000 and a warrant to purchase up to 425,000 shares of IGC common stock to Oliveira Capital, LLC for the sum of USD$3,000,000. The note is secured by the Debentures, due upon the earlier to occur of February 5, 2008 and IGC’s consummation of a business combination, carries 8% interest per annum. The warrant, which has an exercise price of $5.00 per share, has substantially the same terms as the Warrants included in the IGC units sold at in IGC’s initial public offering.
About MBL:
MBL is a well-known competitor in the road building industry and is considered one of the top road maintenance companies in India. MBL has built and managed roads for national, state, and local government agencies since 1995 and now operates nationwide.
The World Bank estimates that between 2001 and 2011 India will need to spend around $50.5 billion and between 2011 and 2021 an additional $73 billion on widening, maintenance and expansion of its highways system. With the number of vehicles in the country doubling approximately every 10 years, IGC management believes there will be a significant opportunity to continue to build a leading market share in road construction and maintenance.
MBL recently entered the “BOT” segment of road building in which the Indian government seeks to finance and accelerate the expansion of the national road system by awarding contracts to companies that can Build out pieces of major highways, Own and operate them for periods of 20 to 30 years and then Transfer them back to the government. Revenues are generated through the collection of tolls. In the coming years, the network of BOT Projects throughout India is estimated to be more than a $20B investment opportunity.

IGC management intends to competitively bid on many of these projects and build a portfolio of BOTs throughout the country.
“BOTs are key to our strategy. We believe that MBL is well positioned to capitalize on the coming boom in BOT contracts. We plan to invest capital specifically aimed at BOTs. It is expected that for select BOTs, MBL will be responsible for execution while IGC will finance the projects and be in a position to collect tolls for 20-30 years. Furthermore, we see additional opportunities in the adjacent land next to these highways for service areas, gas stations and other development potential,” said Ram Mukunda.
Renewable Energy:
IGC believes that there is an exciting opportunity to become a sector leader in the production of green alternative energy through an expanding platform of diverse assets that will initially include wind energy and biomass facilities but will eventually include other alternative energy sources. In addition to the fundamentally sound economics of the power generation industry in India’s rapidly growing economy, IGC believes that its assets will also generate substantial carbon credits that can be sold through strategic alliances, or in the open market to enhance the returns. CWEL will be IGC’s first investment in a green alternative energy platform.
IGC will purchase, through a wholly owned Indian subsidiary, 24 MW of wind energy assets at an acquisition price of approximately $24.5 M (Rs. 108 crore) from Chiranjjeevi Wind Energy Limited (CWEL). IGC expects to finance between 70 and 80 percent of the purchase price through debt. The purchase price is IGC’s investment in a turnkey, fully installed facility, which includes the acquisition of land, all licenses, environmental clearances, as well as state-of-the-art equipment. On a contractual basis, CWEL will operate and maintain the wind energy farm for IGC. It is expected that the assets will be in full production within 10 to12 months after the consummation of the transaction.
The assets are expected to generate EBITDA of between $3.5 and $4M in the first full year of operation without consideration of the sale of carbon credits. Management believes that these and similar types of alternative energy production assets are capable of producing cash returns in the range of 30% on invested equity without consideration of carbon credits.
About CWEL:
Chiranjjeevi Wind Energy limited (CWEL) was founded in 1998 and is a manufacturer and supplier of wind operated electricity generators, towers and turnkey implementers of wind energy farms. Mr. R.V. S. Marimuthu the Founder and CEO, has 15 years of experience in manufacturing, assembly, installation and maintenance of wind energy equipment. Mr. V. Srinivasan will be the Project Manager on the IGC implementation. He is an engineer by training, has over 12 years of wind farm experience, and was trained in Denmark in the assembly and maintenance of wind energy turbines.
According to the Government of India (GOI) the per capita electricity consumption in India, in 2003, was half of that in China and 20 times less than in the USA. Over 55% of India’s population still has no electricity. India has an installed capacity of about 123 GW. In order to sustain a projected GDP growth rate of 8%, it is estimated that the installed capacity would have to increase 2.5 times in the next 10 years (GOI). Only a small percentage of that incremental capacity has been identified.
The opportunity for renewable energy in India is a well-defined and important part of the solution to India’s future power requirements. According to the Ministry of Non-conventional Energy Sources (MNES, GOI), wind energy in India can grow from its present installed capacity of 4,400 MW to 45,000 MW, and biomass power can grow from the present 950 MW to 19,500 MW. The Government of India has taken a holistic approach to reforming the energy sector. The deregulations give Independent Power Producers (IPP) the ability to sell power either to the grid or to customers directly through open access to transmission lines. IGC expects to leverage the arbitrage between wholesale and retail by, in most cases, selling directly to customers.
ADDITIONAL INFORMATION:
IGC’s stockholders are urged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Copies of filings by IGC, which will contain information about IGC, MBL and CWELL, will be available without charge online at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
FORWARD-LOOKING STATEMENTS:
This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the sale agreements without a purchase price adjustment; (ii) the successful fulfillment (or waiver) of all conditions set forth in the sale agreements; (iii) the successful simultaneous closing of the transactions within the estimated timeframes; and (iv) satisfactory completion of a USGAAP audit. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements will be discussed in greater detail in the company’s Securities and Exchange Commission filings.